Exhibit 10.3

DEFERRED PROSECUTION

Maximus, Inc., ("Maximus"), a Virginia corporation, by its undersigned attorneys, pursuant to authority granted by its Board of Directors, and the United States Attorney's Office for the District of Columbia ("the Office"), enter into this Agreement.

Statement of Facts

1.       Maximus is a government services company that provides program management, operations, and information technology services to State and local governments. Maximus has more than 5,200 employees in more than 220 offices in North America and Australia.

2.       The District of Columbia Child and Family Services Agency ("CFSA") is an agency of the government of the District of Columbia. CFSA's mission is to provide services that promote the safety and well-being of children who either are placed into foster care or known to CFSA because they have suffered abuse and neglect.

3.       Targeted Case Management ("TCM") is a means of providing specialized case management services, such as assessment of client circumstances to identify needed services, to a targeted population. By implementing a TCM program, a local governmental agency, such as CFSA, can be reimbursed by the Federal government for a portion of the costs that it incurs helping individuals obtain access to specified social services. In the District of Columbia, the Federal government reimburses 70% of the costs of providing covered TCM services.

4.       Commencing in 1999, Maximus was awarded a contract to provide program management to CFSA. At the time that Maximus was awarded the CFSA contract, CFSA was in court-ordered receivership under the supervision of United States District Judge Thomas F. Hogan because Judge Hogan had determined that CFSA was providing a constitutionally inadequate level of services to the children for whom it was responsible.

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5.       One cause of CFSA's failure to provide adequate services to its constituency was a chronic lack of money. To remedy this problem, Maximus' contract with CFSA provided that Maximus would, on CFSA's behalf, "pursue and obtain additional Title XIX Medicaid and other federal revenue for health care and administrative costs for children and families receiving services from the CFSA." To this end, Maximus agreed to develop "a new cost reporting protocol and claiming methodology allowing CFSA to receive significantly enhanced Title XIX revenue," an assessment of the billing rates CFSA was using, and modification of the State Plan and cost allocation plan to maximize federal participation." For its efforts, Maximus was to receive approximately 10% of all federal reimbursement revenues that it obtained on behalf of CFSA.

6.       Among the financial optimization recommendations that Maximus made for CFSA was that CFSA implement a TCM program. Maximus caused the District of Columbia State Plan for medical assistance to be amended to authorize CFSA to receive federal reimbursement in connection with a TCM program under which it would provide its core services to its pre-existing constituency.

7.       Federal reimbursement regulations require that TCM claims for reimbursement be supported by documentation sufficient to identify the date, type and recipient of the service for which reimbursement is sought. Proxies for service documentation, such as time studies and cost allocation plans, are not sufficient to support a claim for a Medicaid service. Maximus knew of these documentation requirements and understood that claims for reimbursement could not be submitted without complying with these documentation requirements.

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8.       After Maximus began working on behalf of CFSA, Maximus employees quickly determined that CFSA could not document the provision of many services and certainly could not document that it was providing monthly TCM services to each child for which it was responsible. Maximus knew that CFSA had insufficient documentation of TCM claims because it had, on several occasions, reviewed CFSA's electronic and paper files for the purpose of identifying such documentation and concluded that the documentation was largely not present. Nonetheless, Maximus employees, including a former company vice-president, decided to cause CFSA to claim TCM reimbursement, on a monthly basis, for each child who had been placed in the care of CFSA. Stated another way, Maximus caused CFSA to request TCM reimbursement as if the files of every child in placement indicated that each child was receiving a TCM service every month when, as Maximus then well knew, that was not true. These placement-based claims were submitted without regard for whether any services had been performed or whether any services had been documented as performed. From July, 1999, through March, 2002, Maximus submitted monthly claims for reimbursement of TCM services for every child in placement at CFS A, regardless of whether the service had been either performed or documented.

9.       Because of the decision to claim Federal reimbursement based upon placement, Maximus caused CFSA to submit 26,863 undocumented claims for Medicaid reimbursement. The Federal government sustained a loss of $12.15 million due to the submission of the undocumented claims. Those claims were ultimately withdrawn after a government audit and the prior payments to CFSA were adjusted.

10.     Maximus continued submitting claims based upon placement until March, 2002, when CMS conducted an audit of CFSA's TCM claims. During the audit, CMS investigators learned that less than half of the sampled claims that Maximus had caused CFSA to submit possessed supporting documentation. Maximus thereupon, on behalf of CFSA, withdrew all of the claims that it previously had submitted on behalf of CFSA. The claims were then resubmitted using the services-based methodology.

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Acceptance of Responsibility for Submitting Undocumented Claims

11.      Maximus accepts and acknowledges responsibility for its behavior as set forth in the preceding Statement of Facts by entering into this Agreement and by, among other things, the extensive remedial actions that it has taken to date, its continuing commitment of full cooperation with the Office and other governmental agencies, its agreement to pay restitution and substantial monetary fines, and the other undertakings it has made as set forth herein. Maximus agrees that it will not contest the admissibility into evidence of the Statement of Facts in any subsequent criminal proceedings occurring in the event of breach of this Agreement. Maximus agrees that the foregoing Statement of Facts is true and accurate.

Deferral of Prosecution

12.       The United States reserves the right to file an Information (the "Information") in the United States District Cowl for the District of Columbia charging Maximus with a violation of Title 18, United States Code, Section 1347 arising out of the Statement of Facts recited above. In consideration of Maximus' entry into this Agreement and its commitment to (a) accept and acknowledge responsibility for its conduct; (h) cooperate with this Office; (c) make the payment specified in this Agreement; (d) comply with Federal criminal laws; and (e) otherwise comply with all of the terms of this Agreement, this Office will defer filing the Information for 24 (twenty-four) months following the signing of this Agreement. Maximus expressly waives indictment and all rights to a speedy trial and to a jury trial pursuant to the Sixth Amendment of the United States Constitution, Title 18, United States Code, Section 3161, Federal Rule of Criminal Procedure 48(b), and any applicable Local Rules of the United States District Court for the District of Columbia for the period during which this Agreement is in effect.

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13.           The Office agrees that, if Maximus is in compliance with all of its obligations under this Agreement, the Office will, at the expiration of the period of deferral (including any extensions thereof), decline to file the Information against Maximus. Except in the event of a violation by Maximus of any term of this Agreement, the Office will bring no additional charges against Maximus relating to its development and implementation of a TCM reimbursement methodology on behalf of CFSA. In the event of a violation by Maximus of any teen of this Agreement, this Office may file the Information referred to in paragraph 12. This Agreement does not provide any protection against prosecution for any offenses except as set forth above and does not apply to any individual or entity other than Maximus.

14.           Maximus expressly agrees that it shall not, through its present or future attorneys, board of directors, agents, officers, or management employees, make any public statement contradicting any statement of fact contained in the Statement of Facts. Any such contradictory public statement by Maximus, its present or future attorneys, board of directors, agents, officers, or management employees shall constitute a breach of this Agreement, and Maximus would thereafter be subject to prosecution pursuant to the terms of this Agreement. The decision of whether any public statement by any such person contradicting a fact contained in the Statement of Facts will be imputed to Maximus for the purpose of determining whether Maximus has breached this Agreement shall be at the sole reasonable discretion of the Office. Should the Office decide in its sole reasonable discretion to no Maximus of a public statement by any such person that in whole or in part contradicts a statement of fact contained in the Statement of Facts, Maximus may avoid breach of the Agreement by publicly repudiating such statement within 48 hours after such notification.

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15.           Pursuant to a civil settlement, Maximus agrees to pay $30,500,000.00 to the United States Treasury as more fully set forth in the Settlement Agreement dated July 20, 2007, by and among the United States of America, acting through the United States Department of Justice and on behalf of the Office of the Inspector General of the Department of Health and Human Services, relator Benjamin Turner, and Maximus.

Revised ComplianceProgram

16.           Maximus has previously adopted a corporate compliance program that sets forth the standards by which individuals employed by or associated with Maximus will conduct themselves in order to protect and promote organizational integrity, and to ensure compliance with Federal and state law. To strengthen this program, Maximus will revise its compliance program accord with Section 8B2.1 of the United States Sentencing Guidelines.

17.           Maximus also has agreed to revise and enhance its compliance program and to cooperate in periodic reviews of its claiming services under Federal health care programs as set forth in the Corporate Integrity Agreement dated July 20, 2007, between the Office of the Inspector General of the Department of Health and Human Services and Maximus.

Breach of the Agreement

18.           In the event that the Office, in its sole reasonable discretion, determines that Maximus has violated any provision of this Agreement, including Maximus' failure to meet its obligations under this Agreement: (a) all statements made by or on behalf of Maximus to the Office, including but not limited to the Statement of Facts, or any testimony given by Maximus or by any agent of Maximus before a grand jury, or elsewhere, whether before or after the date of this Agreement, shall be admissible for the truth of the matter in evidence in any and all criminal proceedings hereinafter brought by the Office against Maximus; and (b) Maximus shall not assert any claim under the United States Constitution, Rule of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other Federal rule, that statements made by or on behalf of Maximus before or after the date of this Agreement, or any leads derived therefrom, should be suppressed or otherwise excluded from evidence. It is the intent of this Agreement to waive any and all rights in the foregoing respects.

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19.         In the case of the willful and knowing material breach of this Agreement, any prosecution of Maximus relating to the offenses described in the Statement of Facts that are not time barred by the applicable statute of limitations as of the date of this Agreement may be commenced against Maximus notwithstanding the expiration of any applicable statute of limitations during the deferred prosecution period and up to the determination of any such willful and knowingly material breach. Maximus' waiver of the statute of limitations is knowing and voluntary and in express reliance on the advice of counsel.

20.         Maximus agrees that, in the event that the Office determines during the period of deferral of prosecution described above (or any extensions thereof) that Maximus violated any provision of this Agreement, a one-year extension of the period of deferral of prosecution may be imposed in the sole reasonable discretion of the Office and, in the event of additional violations, such additional one-year extensions as appropriate, but in no event shall the total term of the deferral-of-prosecution period of this Agreement exceed five years.

The Office'sDiscretion

21.         Maximus agrees that it is within the Office's sole reasonable discretion to choose, in the event of a violation, the remedies contained above, or instead to choose to extend the period of deferral of prosecution. Maximus understands and agrees that the exercise of the Office's discretion under this Agreement is un-reviewable by any court. Should the Office determine that Maximus has violated this Agreement, the Office shall provide notice to Maximus of that determination and provide Maximus with an opportunity to make a presentation to the Office to demonstrate that no violation occurred, or, to the extent applicable, that the violation should not result in the exercise of those remedies or in an extension of the period of deferral of prosecution.

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22.           Maximus agrees that DeMaurice F. Smith of Patton Boggs, LLP, its signatory to this Agreement, is authorized, pursuant to authority granted by its Board of Directors, to enter into this Agreement on behalf of the company.

23.           This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

7-23-07	7-23-07
Date	Date

/s/ DeMaurice F. Smith	/s/ Sarah T. Chasson
DeMaurice F. Smith Patton Boggs, LLP Representative for Maximus	Sarah T. Chasson Assistant United States Attorney District of Columbia

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